Exhibit 3.1

EXANTAS CAPITAL CORP.

ARTICLES OF AMENDMENT

Exantas Capital Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

ACRES Commercial Realty Corp.

SECOND: The Charter is hereby amended to provide that, upon the Effective Time (as defined herein), every three shares of common stock, $0.001 par value per share (“Common Shares”), of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding Common Share, $0.003 par value per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

THIRD: No fractional Common Shares will be or remain issued after the Effective Time and each holder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of Common Shares as reported by the New York Stock Exchange at the close of business on the date of the Effective Time.

FOURTH: Each certificate that immediately prior to the Effective Time represented Common Shares shall thereafter represent that number of Common Shares into which the shares represented by the certificate shall have been combined, subject to the elimination of fractional share interests as described above.

FIFTH: The foregoing amendments to the Charter have been duly approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  Pursuant to Sections 2-605(a)(1) and 2-309(e) of the MGCL and as permitted by the Charter, the foregoing amendments may be made without stockholder approval.

SIXTH:  The Charter is hereby amended, effective immediately after the Effective Time, to decrease the par value of Common Shares from $0.003 per share to $0.001 per share.  The foregoing amendment to the Charter has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the MGCL.  Pursuant to Section 2-605(a)(2) of the

MGCL and as permitted by the Charter, the foregoing amendment may be made without stockholder approval.

SEVENTH: The foregoing amendments to the Charter do not increase the authorized stock of the Corporation.

EIGHTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any shares of stock which the Corporation has authority to issue have not been changed by the foregoing amendments.

NINTH:  These Articles of Amendment are effective as of February 16, 2021 at 5:00 p.m. Eastern Standard Time (the “Effective Time”).

TENTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Senior Vice President, Chief Legal Officer and Secretary on this 2nd day of February, 2021.

ATTEST:		EXANTAS CAPITAL CORP.

By:	/s/ Jaclyn Jesberger	By:	/s/ Mark Fogel
Name:	Jaclyn Jesberger	Name:	Mark Fogel
Title:	Senior Vice President, Chief Legal Officer	Title:	Chief Executive Officer and
	and Secretary		President